UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 4, 2017

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Forterra, Inc.
(Exact Name of Registrant as Specified in Charter)

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Delaware	1-37921	37-1830464
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

511 East John Carpenter Freeway, 6th Floor, Irving, TX	75062
(Address of Principal Executive Offices)	(Zip Code)
(469) 458-7973
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 30, 2016, Forterra, Inc. (the “Company”) entered into a letter agreement with Scott Leonard in respect of Mr. Leonard’s service as the Company’s Executive Vice President and Chief Operating Officer beginning on or about January 3, 2017.
Pursuant to the letter agreement, Mr. Leonard’s annual base salary will be $350,000 and, subject to the approval of the Company’s Compensation Committee (the “Committee”), he will be eligible to earn an annual cash performance bonus of up to $450,000 based on the achievement of certain performance targets under the Company’s annual incentive program. Mr. Leonard will also receive indemnification and tax protections provided to the Company’s similarly leveled executive officers.
The letter agreement also provides that the Company’s management will recommend to the Committee that it approve the following equity awards to Mr. Leonard under the Company’s 2016 Stock Incentive Plan: (i) as soon as practicable following the commencement of employment, a grant of stock options and restricted stock with an aggregate target value of $500,000, with the restricted stock component representing at least 40% of the value thereof and (ii) within 90 days of employment, an additional grant of stock options and restricted stock with an aggregate target value of $500,000, with the vesting thereof subject to the achievement of performance conditions to be mutually agreed on by the parties. Subject to Committee approval, the awards will also be subject to time-based vesting similar to that of awards granted to the Company’s similarly leveled executive officers, including the Chief Executive Officer.
If Mr. Leonard’s employment is terminated without cause, as determined by the Company in its discretion, Mr. Leonard will be entitled to receive his base salary for a period of twelve months following termination, with such payments contingent upon Mr. Leonard’s execution of a general release in favor of the Company, in form and substance acceptable to the Company, within thirty days after the date of termination.
Mr. Leonard’s employment is conditioned upon his execution of an agreement covering protection of confidential information, assignment of intellectual property and other restrictive covenants in a form acceptable to the Company, including non-competition and non-solicitation agreements that would apply during the term of employment and for a period of not less than twelve months after the termination of his employment.
The foregoing summary of Mr. Leonard’s letter agreement is not complete and is qualified in its entirety by reference to the complete text of the letter agreement, a copy of which is filed herewith as exhibit 99.1 and incorporated herein by reference.
Mr. Leonard, age 43, served as Senior Vice President, Global Commercial Functions for Hewlett Packard Enterprise, a multinational enterprise information technology company, from April 2014 through November 2016. Prior to joining Hewlett Packard, Mr. Leonard rose to the level of Deputy Executive Director, Chief Strategy and Administrative Officer for the Texas Department of Transportation, where he worked from April 2012 to February 2014. From 2005 to 2012, Mr. Leonard held a number of positions at Energy Future Holdings (previously known as TXU Corporation), where he served as Vice President of Corporate Planning, then as Vice President of Corporate Development, and Senior Vice President of Performance Improvement. Early in his career, Mr. Leonard held roles at McKinsey & Co. and in the investment banking divisions of Donaldson, Lufkin & Jenrette and Morgan Stanley. Mr. Leonard holds a Masters of Business Administration from the Kellogg School of Management at Northwestern University and a Bachelor of Science from The Georgia Institute of Technology.
Mr. Leonard does not have any family relationship with any of the Company’s executive officers or directors, nor has he engaged in any related party transaction with the Company that would require disclosure pursuant to Item 404 (a) of Regulation S-K.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits.

99.1	Letter agreement by and between Forterra, Inc. and Scott Leonard dated as of December 30, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forterra, Inc.

/s/ Lori M. Browne
Lori M. Browne
Senior Vice President, General Counsel and Secretary
Date: January 4, 2017